                                                                     Exhibit 4.1



THIS WARRANT AND THE SECURITIES RECEIVABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR DISPOSITION. THIS WARRANT IS ISSUED SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED DECEMBER 23, 1998, BY AND BETWEEN WAVEPHORE, INC. (THE "COMPANY") AND THE PURCHASER NAMED THEREIN, AND A REGISTRATION RIGHTS AGREEMENT, DATED DECEMBER 23, 1998, BY AND BETWEEN THE COMPANY AND SUCH PURCHASER.

Warrant to Purchase 250,000 Shares

                        WARRANT TO PURCHASE COMMON STOCK
                                       OF
                                 WAVEPHORE, INC.

         THIS CERTIFIES that Castle Creek Technology Partners LLC or any subsequent holder hereof (the "Holder"), has the right to purchase from WAVEPHORE, INC., an Indiana corporation (the "Company"), up to 250,000 fully paid and nonassessable shares of the Company's Common Stock (the "Common Stock"), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined below), at any time beginning on December 24, 1998 [as specified in that Securities Purchase Agreement dated December 23, 1998 between the Company and the purchaser named therein) (the "Securities Purchase Agreement")] (the "Issue Date") and ending at 5:00 p.m., eastern time, on December 23, 2003 [the date five years after the Issue Date] (the "Expiration Date").

         This Warrant is issued, and all rights hereunder shall be, subject to all of the conditions, limitations and provisions set forth herein.

         1. Exercise.

         (a) Right to Exercise; Exercise Price. The Holder shall have the right to exercise this Warrant at any time and from time to time up to and including the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the "Warrant Shares"). The "Exercise Price" payable by the Holder in connection with the exercise of this Warrant shall be equal to $10.66 [as specified in the Securities Purchase Agreement]. "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded. "Closing Sale Price" means, with respect to a security, the closing sale price of such security on the Nasdaq National Market or on the principal securities exchange or market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting closing sale prices of such security, a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holders (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the sale prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Holder (which may be the Holder or an affiliate thereof) and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

         (b) Exercise Notice. In order to exercise this Warrant, the Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such exercise (the "Exercise Date"), to the Company and to its designated transfer agent for the Common Stock (the "Transfer Agent") (i) a copy of the notice of exercise in the form attached hereto as Exhibit A (the "Exercise Notice") stating the number of Warrant Shares as to which such exercise applies and the calculation therefor and (ii) a copy of this Warrant. The Holder shall promptly thereafter deliver to the Transfer Agent the original Exercise Notice and the original Warrant and, to the Company, the Exercise Price. Upon receipt of a facsimile of the Exercise Notice, the Company shall send by facsimile to the Holder submitting such Exercise Notice a confirmation of the receipt thereof ("a Confirmation Notice"). In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to its independent accountants within three (3) business days following the Exercise Date. The Company shall cause such accountant to calculate the Exercise Price and/or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than three (3) business following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

         (c) Cancellation of Warrant. This Warrant shall be canceled upon its exercise and the Holder shall be entitled to receive, as soon as practicable after the Exercise Date, a new Warrant or Warrants (containing terms identical to this Warrant) representing any unexercised portion of this Warrant.

     2. Delivery of Warrant Shares Upon Exercise. Upon receipt of an Exercise Notice pursuant to paragraph 1 above, the Company shall, (A) in the case of a Cashless Exercise (as defined below), no later than the close of business on the latest to occur of (i) the third (3rd) business day following the Exercise Date set forth in such Exercise Notice, (ii) the first business day following delivery of the original Warrant to the Transfer Agent if such delivery is effected at or prior to 2:00 p.m., Arizona time, and (iii) the second Business day following delivery of the original Warrant if such delivery is effected after 2:00 p.m., Arizona time, and (B) in the case of a Cash Exercise (as defined below) no later than the close of business on the latest to occur of (i) the third (3rd) business day following the Exercise Date set forth in such Exercise Notice and (ii) the first business day following the day on which the Company shall have received payment of the Exercise Price and delivery of the original Warrant if such payment and delivery is effected at or prior to 2:00 p.m., Arizona time, and (iii) the second Business day following payment of the Exercise Price and delivery of the original Warrant if such payment and delivery is effected after 2:00 p.m., Arizona time, (the "Delivery Date"), issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein. The Company shall effect delivery of Warrant Shares by, as long as (A) purchases and sales of shares of Common Stock are eligible for settlement at the Depository Trust Company ("DTC")and (B) such Holder or its nominee (as identified to the Company by such Holder) maintains on the applicable Delivery Date an account at DTC for the receipt of securities, crediting the account of such Holder or such nominee at DTC with the number of Warrant Shares required to be delivered, no later than the close of business on the Delivery Date. In the event that either or both of the conditions specified in clauses (A) or (B) above are not satisfied as of the applicable Delivery Date, or if a Holder so specifies in an Exercise Notice, the Company shall effect delivery of Warrant Shares by delivering to the Holder or such nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date.

         3.       Failure to Deliver Warrant Shares.

     (a) Exercise Default. In the event that the Company fails for any reason (other than by operation of paragraph 4 below) to deliver to a Holder certificates representing the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor (an "Exercise Default"), such Holder shall notify the Company by facsimile of such Exercise Default (a "Default Notice"). If, after the Holder has sent a Default Notice to the Company, the Company has not delivered such certificates, and such failure continues for three (3) business days following the Delivery Date, the Company shall pay to such Holder payments ("Exercise Default Payments") in the amount of
(i) (N/365) times the number of Warrant Shares which are the subject of such Exercise Default, multiplied by (ii) (x) the average Closing Sale Price for the Warrant Shares on the five (5) Trading Days occurring immediately prior to (but not including) the applicable Exercise Date minus (y) the aggregate Exercise Price therefor multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date for such Warrant Shares and the earlier to occur of (A) the date on which all of such Warrant Shares are issued and delivered to such Holder and (B) the date on which a Withdrawal Notice (as defined below) is delivered to the Company. Amounts payable under this subparagraph 3(a) shall be paid to the Holder in immediately available funds on or before the fifth (5th) business day of the calendar month immediately following the calendar month in which such amount has accrued.

         (b) [intentionally omitted]

         (c) Reduction of Exercise Price. In the event that a Holder has not received certificates representing the Warrant Shares by the tenth (10th) business day following an Exercise Default, such Holder may, upon written notice to the Company (a "Withdrawal Notice") delivered to the Company on such business day or on any business day thereafter (unless, prior to the delivery of such notice, such Warrant Shares are delivered to such Holder), withdraw its Exercise Notice with respect to such Warrant Shares and regain on such business day the rights of a Holder of this Warrant, or part thereof, with respect to the Warrant Shares that are the subject of such Exercise Default. In such event, the Exercise Price for such Warrant Shares shall be reduced by one percent (1%) for each day occurring during the period immediately following such 10th Business day until the day on which the such Holder delivers a Withdrawal Notice to the Company; provided, however, that the maximum percentage by which such Exercise Price may be reduced shall be fifty percent (50%). (For example, if such Exercise Default were to continue for five days following such 10th Business day, such Exercise Price would be reduced by 5%; if for ten days, by 10%; and for fifty days or more, by 50%, so that the number of Warrant Shares deliverable upon exercise of the Warrant would be increased proportionately) Upon delivery by a Holder of a Withdrawal Notice, such Holder shall retain all of such Holder's rights and remedies with respect to the Company's failure to deliver such Warrant Shares (including without limitation the right to receive the cash payments specified in subparagraph 3(a) above).

         4.       Exercise Limitations.

         In no event shall a Holder be permitted to exercise this Warrant, or part thereof, with respect to Warrant Shares in excess of the number of such shares, upon the issuance of which, (x) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock issuable upon exercise of the Warrant or which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4) plus (y) the number of shares of Common Stock issuable upon such exercise, would be equal to or exceed (z) 9.9% of the number of shares of Common Stock then issued and outstanding. Furthermore, in no event shall a Holder be permitted to exercise this Warrant, or part thereof, with respect to Warrant Shares in excess of the number of such shares, upon the issuance of which, (x) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock issuable upon exercise of the Warrant or which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4) plus (y) the number of shares of Common Stock issuable upon such exercise, would be equal to or exceed (z) 20% of the number of shares of Common Stock then issued and outstanding, unless the shareholders of the Company shall have previously authorized such issuance in excess of 20%. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 4 applies, the determination of whether and the extent to which this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder's determination of whether and the extent to which this Warrant is exercisable, subject to such aggregate percentage limitation, and the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination. This paragraph may be amended (i) in order to clarify an ambiguity or otherwise to give effect to such limitation, by the Board of Directors of the Company and the Holder of this Warrant and (ii) for any other reason, with the further consent of the holders of a majority of the shares of Common Stock then outstanding. Nothing contained herein shall be deemed to restrict the right of the Holder to exercise this Warrant at such time as such exercise will not violate the provisions of this paragraph 4.

         5. Payment of the Exercise Price. The Holder may pay the Exercise Price in cash or, in the event that a Registration Statement (as defined in that certain Registration Rights Agreement dated December 23, 1998 by and between the Company and the purchaser named therein) is not available for the resale of the Warrant Shares on the Exercise Date, pursuant to a cashless exercise, as follows:

         (a) Cash Exercise: by delivery of immediately available funds (a "Cash Exercise").

         (b) Cashless Exercise: by surrender of this Warrant to the Company together with a notice of cashless exercise (a "Cashless Exercise"), in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                    X = Y x (A-B)/A

         where:     X = the number of Warrant Shares to be issued to the Holder.

                    Y = the number of Warrant Shares with respect
                        to which this Warrant is being exercised.

                    A = the average of the Closing Sale Prices of
                        the Common Stock for the five (5) Trading
                        Days immediately prior to (but not
                        including) the Exercise Date.

                    B = the Exercise Price.

For purposes of Rule 144 under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the Issue Date.

         6.       Anti-Dilution Adjustments.

         (a) Stock Split, Stock Dividend, Etc. If (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof) or other similar event, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, then upon the effective date of such event, (a "Dilutive Issuance") the Exercise Price shall be adjusted according to the formula below. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 6, the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price. In the event of a Dilutive Issuance, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. In the event that any adjustment of the Exercise Price or number of Warrant Shares as required herein results in a fraction of a cent such Exercise Price shall be rounded up or down to the nearest cent or share, as applicable. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus in case of any adjustment required by this Section 6(a) resulting from the issuance of any such rights or warrants to stockholders, the maximum total number of shares of Common Stock issuable upon the exercise of the rights or warrants for which the adjustment is required (including any Common Stock issuable upon the conversion of any such rights or warrants issuable upon the exercise of such rights or warrants).

E' = (E) (O + P/M) / (CSDO)

where:

E'     =   the adjusted Exercise Price
E      =   the then current Exercise Price
M      =   the greater of the Closing Sale Price on the day immediately prior to the Dilutive Issuance and the then current Exercise Price
O      =   the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance
P      =   the aggregate consideration received by the Company upon such
           Dilutive Issuance, assuming exercise of the maximum number of rights or warrants
CSDO   =   the total number of shares of Common Stock Deemed Outstanding immediately after the Dilutive Issuance


         (b) Distributions. If the Company shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Company (collectively, a "Distribution"), then the

Holder shall be entitled upon exercise of this Warrant by a Holder occurring after the record date for determining shareholders entitled to such Distribution to receive the amount of such assets (or rights) which would have been payable to the Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         (c) Notice of Consolidation or Merger. In the event of a merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or there is a sale of all or substantially all the Company's assets (a "Corporate Change"), then this Warrant shall be exercisable into such class and type of securities or other assets as the Holder would have received had the Holder exercised this Warrant immediately prior to such Corporate Change. The Company shall not effect any transaction described in this subsection 6(d) unless (i) it first gives to the Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Warrant, including the terms of this subsection 6(d).

         (d) Exercise Price as Adjusted. As used in this Warrant, the term "Exercise Price" shall mean the purchase price per share specified in paragraph 1 of this Warrant, until the occurrence of an event stated in subsection (a),
(b) or (c) of this paragraph 6, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No such adjustment under this paragraph 6 shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this paragraph 6 shall have the effect of increasing the total consideration payable upon exercise of this Warrant in respect of all the Common Stock as to which this Warrant may be exercised.

         (e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this paragraph 6.

         7.  Fractional Interests.

         No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise shall be the next higher number of shares.

         8. Transfer of this Warrant; Amendment. Subject to the provisions contained in the Securities Purchase Agreement, the Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. Upon such transfer or other disposition, the Holder shall deliver a written notice to Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the "Transfer Notice"), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred or this Warrant is transferred in parts, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within five (5) business days of receiving a Transfer Notice, the original of this Warrant and any applicable transfer taxes, the Company shall deliver to each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company, the initial Holder (if still a beneficial owner of Warrants) and the Holders of two-thirds of the Warrants (including the initial Holder if still a beneficial owner of Warrants).

         9. Benefits of this Warrant.

         Nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant.

         10. Loss, theft, destruction or mutilation of Warrant.

         Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

         11. Notice or Demands.

         Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Warrant shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

         If to the Company:

         WavePhore Inc.
         3311 N. 44th Street
         Phoenix, Arizona 85018
         Attn: David E. Deeds (with a copy to the General Counsel)
         Fax:  602-952-5517

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

         12. Applicable Law.

         This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the state of Indiana, without giving effect to conflict of law provisions thereof.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant effective as of the 24th day of December, 1998.


                                    WAVEPHORE, INC.

                                    By: /s/ Kenneth D. Swenson
                                    --------------------------
                                    Name:   Kenneth D. Swenson
                                    Title: Executive Vice President and CFO

                                                            EXHIBIT A TO WARRANT

                                 EXERCISE NOTICE


         The undersigned Holder hereby irrevocably exercises the right to purchase __________ of the shares of Common Stock ("Warrant Shares") of WAVEPHORE, INC., an Indiana corporation (the "Company"), evidenced by the attached Warrant (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

         1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

______    a Cash Exercise with respect to _________________ Warrant Shares;
                  and/or

______    a Cashless Exercise with respect to _________________ Warrant
              Shares (to the extent permitted by the terms of the Warrant).


         2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $________________ to the Company in accordance with the terms of the Warrant.

         3. Delivery of Warrant Shares. The Company shall deliver to the Holder _____________ Warrant Shares in accordance with the terms of the Warrant.


Date: ______________________



_____________________________________
         Name of Registered Holder

By:  ________________________________
       Name:
       Title:

                                                            EXHIBIT B TO WARRANT


                                 TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase ________ shares of the Common Stock of WAVEPHORE, INC. evidenced by the attached Warrant.


Date: ______________________

____________________________________
       Name of Registered Holder

By:  _______________________________
       Name:
       Title:

Transferee Name and Address:

___________________________________________

___________________________________________

___________________________________________